Exhibit 99.1

Investor Contact:

Christopher Taylor

781-398-2466

Media Contact:

Sarah Emond

781-398-2544

For Immediate Release

Oscient Pharmaceuticals Provides Financial Projections

for Fiscal Year 2006 and 2007

Waltham, Mass., December 8, 2006 – Oscient Pharmaceuticals Corporation (Nasdaq: OSCI) today provided fiscal year 2006 and 2007 revenue guidance for its products, ANTARA® 130 mg (fenofibrate) capsules and FACTIVE® (gemifloxacin mesylate) tablets.

“ANTARA is off to a strong start with total weekly prescriptions reaching new highs during the quarter and the four-week average increasing to 8,698 for the week ending November 17, 2006 from 8,153 when we began promotional activities in the week ending September 1, 2006. Among new prescriptions within the $1 billion fenofibrate market during the week ending November 17, 2006, ANTARA captured 4.7% market share. The smooth transition and successful launch by our sales force reflect the priority we have placed on ANTARA in recent months,” stated Steven M. Rauscher, President and Chief Executive Officer. “While ANTARA has become our top selling product, we also remain focused on growing FACTIVE prescriptions during the respiratory tract infection season.”

For fiscal year 2006, the Company expects to record total revenue of $44 to $46 million, representing approximately a doubling of the $23 million in total revenue generated in 2005. For the quarter ending December 31, 2006, the Company expects revenue of $16 to $18 million, with the majority of revenue derived from the Company’s cardiovascular product ANTARA, acquired in the third quarter of 2006. The Company’s cash, restricted cash and investments balance at year-end is expected to be approximately $37 million.

In 2007, the Company expects revenue to increase by at least 80 percent from 2006 revenue levels, with approximately two-thirds of those revenues derived from sales of the higher gross margin product ANTARA. FACTIVE, with composition-of-matter patent protection through 2018 and high in vitro potency against drug-resistant bacteria, continues to be an essential component of the Company’s commercial portfolio.

“One of our current corporate development priorities is to add another marketed product to our portfolio,” added Mr. Rauscher. “Our revenue projections for 2007 do not reflect potential expansion of our product portfolio.”

About Oscient Pharmaceuticals

Oscient Pharmaceuticals Corporation is a commercial-stage biopharmaceutical company marketing two FDA-approved products with its national primary care sales force. ANTARA® 130 mg (fenofibrate) capsules is indicated for the adjunct treatment of hypercholesterolemia (high blood cholesterol) and hypertriglyceridemia (high

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Financial Guidance

December 8, 2006

triglycerides) in combination with diet. FACTIVE® (gemifloxacin mesylate) tablets is an antibiotic approved for the treatment of acute bacterial exacerbations of chronic bronchitis and community-acquired pneumonia of mild to moderate severity. Oscient also has a novel, late-stage antibiotic candidate, Ramoplanin, under investigation for the treatment of Clostridium difficile-associated disease (CDAD).

For important information regarding the safety and use of ANTARA and FACTIVE, please see the full prescribing information available at www.antararx.com and www.factive.com.

Forward-Looking Statement

This news release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements with regard to the Company’s revenue for the quarter ending December 31, 2006, for the fiscal year ending December 31, 2006 and for the fiscal year ending December 31, 2007, the Company’s cash balances as of December 31, 2006, the relative contribution to revenue of the Company’s products and the Company’s goal to add an additional product to its portfolio. Forward-looking statements represent our management’s judgment regarding future events. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “expect,” “intend,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. We do not plan to update these forward-looking statements. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of risks affecting our business. These risks include, but are not limited to (i) our ability to successfully commercialize and market ANTARA or FACTIVE due to: the limitations on our resources and experience in the commercialization of products; lack of acceptance by physicians, patients and third party payors; unanticipated safety, product liability, efficacy, or other regulatory issues; delays in recruiting and training sales personnel; problems relating to manufacturing or supply; delays in the supply of products by the third party manufacturers and suppliers on which we rely; inadequate distribution of the products by wholesalers, pharmacies, hospitals and other customers; and competition from other products; (ii) our ability to integrate ANTARA into our business; (iii) whether we will be able to expand the indications for which FACTIVE is approved; (iv) the delay or inability to find sublicensing partners for FACTIVE or to negotiate favorable licensing terms; (v) the delay in or inability to obtain additional regulatory approvals of our products and product candidates due to negative, inconclusive or insufficient results in ongoing or future clinical trials, the FDA requiring additional information or data, delays in the progress of ongoing clinical trials, safety concerns arising with respect to our products or product candidates and disputes with the third parties from whom we license our products or product candidate; (vi) delays by the FDA; (vii) the Company’s inability to raise additional capital on favorable terms or at all and (viii) claims against us by third parties, including claims relating to our intellectual property position. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are described under the heading “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2006 and in other filings that we may make with the Securities and Exchange Commission from time to time.

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